Exhibit 10.30(a)

“Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.”

AMENDMENT NO. 1 TO
FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of May 14, 2010, by and between INNOTRAC CORPORATION, a Georgia corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association (“Bank”).

BACKGROUND STATEMENT

A.           Borrower and Bank are parties to the Fourth Amended and Restated Loan and Security Agreement, dated March 27, 2009 (as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”).

B.           Borrower has requested that the Bank amend certain provisions of the Loan Agreement as hereinafter set forth, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

1. Definitions.

(a) Additional Definitions.  As used herein, the following terms shall have the meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, the following definitions:

                (i) “Eligible Installment Sale Receivables” shall mean Installment Sales Receivables in U.S. dollars to the extent evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which are customarily taken by Account Debtors on such Installment Sales Receivables, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by Borrower which satisfy each of the criteria applicable thereto pursuant to this definition (provided, that, to the extent an Account Debtor may use a credit card or debit card to pay any installment in respect of an Installment Sales Receivable and such payment process results in a reduced payment to Borrower, the amount of such Installment Sales Receivable shall be deemed reduced by such amount).  Installment Sales Receivables shall be Eligible Installment Sales Receivables if:

(A) such Installment Sales Receivables arise from the actual and bona fide sale and delivery of goods by Borrower to a customer in the ordinary course of business;

(B) the transaction and terms of sale giving rise to such Installment Sales Receivables do not result in any material violation of any applicable laws or regulations, the documentation relating thereto is legally sufficient to receive payments thereunder pursuant to such laws and regulations and all practices of Borrower with respect to such Installment Sales Receivables comply in all material respects with applicable Federal, State and local laws and regulations;

(C) such Installment Sales Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Account Debtor may be conditional or contingent (other than pursuant to the right of return given to customers in the ordinary course of business consistent with the practices of Borrower as of the date of such sale);

(D) such Installment Sales Receivables do not consist of bill and hold invoices;

(E) the Account Debtor with respect to such Installment Sales Receivables has not returned the Inventory;

(F) such Installment Sales Receivables are subject to the first priority, valid and perfected security interest of Bank;

(G) all procedures for evaluating the creditworthiness of the Account Debtor in respect thereof, established and used by Borrower, have been diligently and properly completed as to such Account Debtor obligated in respect of such Installment Sales Receivables, and the Account Debtor with respect to the Installment Sales Receivables is eligible for credit in the amount thereof pursuant to the criteria established and used by Borrower as of the date of such sale;

(H) the terms of payment of such Installment Sales Receivables require payments of no more than five (5) consecutive monthly installments;

(I) no payment with respect to such Installment Sales Receivable is unpaid more than sixty (60) days past the original invoice date thereof (except as permitted in clause (K) of this definition) as reflected in the statements sent by Borrower to the Account Debtor with respect thereto;

(J) no default or event of default under the terms of the sale giving rise to such Installment Sales Receivables has occurred and is continuing, other than a payment default to the extent described in clauses (I) or (K) of this definition; and

(K) such Installment Sales Receivables do not arise from sales made pursuant to any deferred payment programs pursuant to which the initial payment in respect thereof is not due within thirty (30) days of the shipment of the Inventory the sale of which gave rise to such Installment Sales Receivable.

No Installment Sales Receivables shall be Eligible Installment Sales Receivables if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default, in each case in any material respect.  Any Installment Sales Receivables that are not Eligible Installment Sales Receivables shall nevertheless be part of the Collateral.

(ii) “Installment Sales Receivables” shall mean any Accounts of Borrower arising pursuant to the sale of Inventory by Borrower to an Account Debtor requiring payments of the purchase price in installments over a period of time.

(b) Amendments to Definitions.

                (i) Borrowing Base.

    “ ‘Borrowing Base’ means, on any date of determination thereof, an amount equal to:

(a)  up to eighty-five (85%) percent of the total amount of Eligible Accounts, plus

(b)  the lesser of (a) $4,000,000 or (b) up to seventy-five (75%) percent of the total amount of Eligible Installment Sale Receivables; plus

(c)  the lesser of (a) $2,000,000 or (b) up to fifty (50%) percent of the total amount of Eligible Inventory; minus

(d)  any Reserves.”

(ii) Eligible Accounts.  The definition of “Eligible Accounts” set forth in the Loan Agreement is hereby amended by deleting clause (m) of such definition in its entirety and replacing it with the following:

“(m) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed ten (10%) percent of the total Accounts of Borrower (to the extent of such excess) or Accounts for which the total of all Accounts from the Account Debtors listed on Exhibit 1.1 hereto exceed the percentages set forth on Exhibit 1.1 hereto of the total Accounts of Borrower (in each case to the extent of such excess);”.

(iii) Eligible Inventory.  The definition of “Eligible Inventory” set forth in the Loan Agreement is hereby amended by deleting clause (a) of such definition in its entirety and replacing it with the following:

 “(a)  is not acquired by Borrower for AT&T or any other customer acceptable to Bank and is not subject to a buy-back agreement with such customer in form and substance reasonably satisfactory to Bank;”.

(c) Interpretation.  Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

2. Inspections of Books and Records and Field Examinations. Section 5.5 of the Loan Agreement is hereby amended by deleting the last sentence of such Section in its entirety and replacing it with the following:

 “So long as the Fixed Charge Coverage Ratio of Borrower and its Subsidiaries, on a consolidated basis, is not less than 1.35: 1.0 and no Default or Event of Default shall exist or have occurred and be continuing, Bank shall not conduct more than two (2) such inspections, reviews or field examinations in any twelve (12) month period at the expense of Borrower.”

3. Fixed Charge Coverage Ratio.  Section 7.1 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.1  Fixed Charge Coverage Ratio.

(a)  Borrower and its Subsidiaries, on a consolidated basis, shall maintain, as of the end of each fiscal quarter set forth below, a Fixed Charge Coverage Ratio for the immediately preceding period of twelve (12) consecutive fiscal months of not less than the amount set forth below:

Twelve (12) Month Period Ending	Fixed Charge Coverage Ratio
March 31, 2011	.35: 1.0
June 30, 2011	.75: 1.0
September 30, 2011	1.05: 1.0
December 31, 2011 and each twelve (12) consecutive fiscal month period ending on the last day of each fiscal quarter thereafter	1.35: 1.0

(b)  During any period in which Average Excess Availability is less than $6,500,000, Borrower and its Subsidiaries, on a consolidated basis, shall maintain, as of the end of each fiscal month set forth below, a Fixed Charge Coverage Ratio for the immediately preceding period of twelve (12) consecutive fiscal months of not less than the amount set forth below:

Twelve (12) Month Period Ending	Fixed Charge Coverage Ratio
January 31, 2011	.35: 1.0
February 28, 2011	.35: 1.0
April 30, 2011	.50: 1.0
May 31, 2011	.65: 1.0
July 31, 2011	.85: 1.0
August 31, 2011	.95: 1.0
October 31, 2011	1.15: 1.0
November 30, 2011	1.25: 1.0
January 31, 2012 and each twelve (12) consecutive fiscal month period ending on the last day of each fiscal month thereafter	1.35: 1.0”

4. Minimum Excess Availability.  Section 7.3 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.3 Minimum Excess Availability.  Borrower shall maintain Excess Availability at all times in an amount of not less than $3,000,000 (the “Specified Excess Availability Amount”); provided, that, (a) the Specified Excess Availability Amount shall be reduced to $2,500,000 in the event that (i) Borrower and its Subsidiaries, on a consolidated basis, shall maintain for three (3) consecutive fiscal months a Fixed Charge Coverage Ratio equal to or greater than 1.0: 1.0 for the immediately preceding period of twelve (12) consecutive fiscal months, and (ii) Bank shall have received, in form and substance satisfactory to Bank, Projections demonstrating that Borrower and its Subsidiaries, on a consolidated basis, are projected to maintain as of the end of the immediately following three (3) consecutive fiscal months a Fixed Charge Coverage Ratio equal to or greater than 1.0: 1.0 for the immediately preceding period of twelve (12) consecutive fiscal months, and (b) in the event that the Specified Excess Availability Amount is reduced to $2,500,000 in accordance with clause (a) to this proviso, the Specified Excess Availability Amount shall be increased to $3,000,000 in the event that Borrower and its Subsidiaries, on a consolidated basis, at the end of any fiscal month shall have a Fixed Charge Coverage Ratio of less than 1.0: 1.0 for the immediately preceding period of twelve (12) consecutive fiscal months.”

5. Maximum Losses.  Section 7 of the Loan Agreement is hereby amended by inserting the following Section 7.4 at the end of such Section:

“7.4  Maximum Losses.  The Consolidated Net Income of Borrower and its Subsidiaries, on a consolidated basis, as of the last day of each period set forth below shall not be less than the amount set forth below opposite such period:

Period	Monthly Stop Loss	Maximum Cumulative Year-To-Date Loss
January 1, 2010 to January 31, 2010	($700,000)
February 1, 2010 to February 28, 2010	($700,000)
March 1, 2010 to March 31, 2010	($700,000)
January 1, 2010 to March 31, 2010		($1,799,000)
April 1, 2010 to April 1, 2010	($500,000)
May 1, 2010 to May 31, 2010	($500,000)
June 1, 2010 to June 30, 2010	($500,000)
January 1, 2010 to June 30, 2010		($2,875,000)
July 1, 2010 to July 31, 2010	($550,000)
August 1, 2010 to August 31, 2010	($550,000)
September 1, 2010 to September 30, 2010	($550,000)
January 1, 2010 to September 30, 2010		($4,224,000)
October 1, 2010 to October 31, 2010	($250,000)
November 1, 2010 to November 30, 2010	($250,000)
December 1, 2010 to December 31, 2010	($250,000)
January 1, 2010 to December 31, 2010		($4,215,000)”

6. Events of Default.  Section 8.1(o) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(o) the individual holding the position of chief financial officer of Borrower on the date hereof is no longer employed in such position and Borrower shall not have retained a consultant acceptable to Bank within ten (10) days following the written request by Bank upon Borrower to retain a consultant and Borrower shall not have replaced such individual with a new chief financial officer within one hundred fifty (150) days from the last date of employment of the individual holding the position of chief financial officer on the date hereof.”

7. Exhibits.  The Loan Agreement is hereby amended to add Exhibit 1.1 thereto in the form attached hereto as Exhibit A.  Such Exhibit 1.1 to the Loan Agreement may be modified from time to time as agreed to between Borrower and Bank.

8. Amendment Fee; Reimbursement of Expenses.  In addition to all other fees, charges, interest and expenses payable by Borrower to Bank under the Loan Agreement and the other Loan Documents, Borrower shall pay to Bank an amendment fee in the amount of $50,000 (the “Amendment Fee”), which fee shall be fully earned and payable on the date hereof.  Bank may, at its option, charge the Amendment Fee to the loan account of Borrower maintained by Bank.  Borrower agrees to reimburse the Bank, on demand, for all costs and expenses, including, without limitation, legal fees, incurred by Bank in connection with the drafting, negotiation, execution, closing and execution of the transactions contemplated by this Amendment.

9. Conditions Precedent.

(a) Except as set forth in clause (b) below, this Amendment shall become effective only upon the satisfaction of each of the following conditions precedent, in a manner satisfactory to Bank:

(i) Borrower shall have reimbursed Bank for all of Bank’s outstanding legal fees and expenses incurred in connection with this Amendment in immediately available funds;

(ii) Bank shall have received, in form and substance satisfactory to Bank, all consents, waivers, acknowledgments and other agreements from third persons which Bank may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Amendment and the other Loan Documents; and

(iii) Bank shall have received this Amendment, duly authorized, executed and delivered by Borrower and Obligor.

(b) The modification to the definition of the term “Borrowing Base” in Section 1(b)(i) of this Amendment shall become effective only upon the receipt by Agent, in form and substance satisfactory to Agent, of an amendment to or amendment and restatement of the AT&T Agreement, duly authorized, executed and delivered by AT&T and Borrower.

10. Representations and Warranties.  Borrower hereby represents and warrants to Bank as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Loan Documents, being a continuing condition of the making of Loans by Bank to Borrower:

(a) as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists under the Loan Documents;

(b) the representations and warranties of Borrower contained in the Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof;

(c) the execution, delivery, and performance by Borrower of this Amendment and the consummation of the transactions contemplated hereby are within the corporate power and authority of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, do not require any governmental approvals, do not violate any provisions of any applicable law or any provision of the organizational documents of Borrower, and do not result in a breach of or constitute a default under any agreement or instrument to which Borrower are parties or by which they or any of their properties are bound;

(d) this Amendment constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (subject to bankruptcy, insolvency, reorganization, arrangement moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity); and

(e) Borrower has freely and voluntarily agreed to the releases and undertakings set forth in this Amendment.

11. No Novation.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement and the other Loan Documents are hereby ratified and affirmed and remain in full force and effect.  Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan Documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof, except as expressly modified by this Amendment.

12. Release. To induce the Bank to enter into this Amendment, Borrower hereby releases, acquits, and forever discharges Bank and its respective officers, directors, attorneys, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, or causes of action of any kind (if there be any), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or, prior to the date hereof, ever have had against Bank, whether arising under or in connection with any of the Loan Documents or otherwise, and Borrower covenants not to sue at law or at equity Bank with respect to any of the foregoing liabilities, claims, demands, actions, or causes of action (if there be any).  Borrower hereby acknowledges and agrees that the execution of this Amendment by Bank shall not constitute an acknowledgment of or admission by Bank of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.  Borrower further acknowledges and agrees that, to the extent any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, in any event, the value to Borrower of the agreements of Bank contained in this Amendment and any other documents executed and delivered in connection with this Amendment substantially and materially exceeds any and all value of any kind or nature whatsoever of any such claims. Borrower further acknowledges and agrees Bank is in no way responsible or liable for the previous, current or future condition or deterioration of the business operations and/or financial condition of Borrower and that Bank has not breached any agreement or commitment to loan money or otherwise make financial accommodations available to Borrower or to fund any operations of Borrower at any time.  Borrower represents and warrants to Bank that Borrower has not transferred or assigned to any Person any claim, demand, action or cause of action that Borrower has or ever had against Bank.

13. Miscellaneous. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof; shall be governed by and construed in accordance with the internal laws of the State of Georgia; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be executed and then delivered via facsimile transmission, via the sending of .pdf or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.  A default by Borrower under this Amendment shall constitute an Event of Default under the Loan Agreement and the other Loan Documents.

[signatures set forth on the next page]

              IN WITNESS WHEREOF, this Amendment has been duly executed by Borrower and Bank as of the day and year first above written.

BORROWER:

INNOTRAC CORPORATION

By:	/s/Scott D. Dorfman________________________________
Name:	Scott D. Dorfman
Title:	President, Chief Executive Officer and Chairman of the Board

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Bruce Van Wheele_______________________________
Name:	Bruce Van Wheele
Title:	Vice President

EXHIBIT A
TO
AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

EXHIBIT 1.1
TO
FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Concentration Limits

Account Debtor                                                                Limit

***	*** percent
***	*** percent
***	*** percent

    *** “Confidential material redacted and filed separately with the Commission.”

A-1